FOSTER WHEELER ANNOUNCES STRONG FIRST-QUARTER 2006 RESULTS:
• Net earnings rise to $14.6 million
• Operating revenues up by 24 percent
• 47 percent increase in EBITDA
• 232 percent increase in new orders
• Backlog up by 138 percent

HAMILTON, BERMUDA, May 10, 2006 -- Foster Wheeler Ltd. (Nasdaq: FWLT) today announced first-quarter 2006 results for the period ended March 31, 2006. Net earnings increased to $14.6 million for the first quarter of 2006, compared with $1.2 million in the first quarter of 2005. The first-quarter 2006 net earnings include pre- and after-tax expenses of $1.8 million, or 3 cents per basic share, as a result of the Company’s adoption of SFAS No. 123R. For the first quarter of 2006, operating revenues increased by 24 percent to $645.8 million, up from $523.1 million a year ago. First-quarter 2006 EBITDA (earnings before income taxes, interest expense, depreciation and amortization) increased by 47 percent to $45.9 million, up from $31.2 million in the first quarter of 2005. New orders increased this quarter by 232 percent to $1.53 billion, up from $460.0 million a year ago. The Company continued to build backlog, which increased to $4.55 billion at the end of the first quarter of 2006, up 23 percent from $3.69 billion at the end of the fourth quarter of 2005, and up 138 percent from $1.91 billion a year ago.
“I am very pleased with the progress we have made since the year-ago period in terms of earnings, EBITDA, bookings and backlog,” said Raymond J. Milchovich, chairman, president and chief executive officer. “With the successful completion of our debt reduction program, as announced on April 25, 2006, our capital structure fully supports our subsidiaries’ ability to compete with anyone in their space, and win. I believe that we have the skills, products and the people to capitalize on the significant opportunities offered by an extremely active engineering and construction (E&C) market and a strengthening power market.”

 Market Outlook
The E&C market is currently as active as it has been for many years and the outlook remains very positive. Many of these projects will be large and technically complex, ideally suited to the Company’s skills and expertise. Increasing demand for oil and gas, declining output from existing fields, and sustained high oil and gas prices all continue to drive very strong investment in new or expanded upstream oil and gas facilities. Significant investment in large-scale chemicals facilities is continuing, particularly in the Middle East and Asia, two regions where Foster Wheeler has a strong track record. Investment in oil refining, another sector in which Foster Wheeler is strong, is gathering momentum, either to add capacity in greenfield or expanded facilities, or to upgrade refineries to enable owners to process cheaper feedstocks or to produce higher value-added products.
For the Global Power Group, global economic growth continues to stimulate the demand for power. Interest in coal as a primary fuel choice is increasing, particularly in the U.S., as a result of escalating and volatile oil and gas prices, and global oil and gas supply concerns. In the U.S. and Europe, many owners are running their ageing solid-fuel-fired generation fleet harder because these plants currently tend to have lower generating costs than oil-or gas-fired plants. Owners of these plants are increasingly investing in plant maintenance and optimization services and environmental equipment retrofits to keep their facilities running reliably and in compliance with new or more stringent plant emissions standards.

Business Segments
Foster Wheeler's Global E&C Group reported the following results for the first quarter of 2006, compared with the first quarter of 2005:
• Operating revenues increased by 28 percent to $423.2 million, up from $330.7 million;
• EBITDA more than doubled to $55.0 million, up from $26.4 million;
• New orders increased nearly three-fold to $1.1 billion, up from $282 million; and
• Backlog increased by 161 percent to $3.4 billion, compared with $1.3 billion.
“Our Global E&C Group delivered excellent performance in 2005 and has continued to build upon that success in the first quarter of 2006,” said Raymond J. Milchovich. “During the first half of 2005 we put plans in place to increase our E&C capacity in a controlled and intelligent way as we secured significant new awards. During the last twelve months we have cost-effectively added over 30 percent capacity to our global network of E&C project execution centers and we intend to make further intelligent capacity additions. Our markets remain extremely strong and we are expecting a very strong performance from our Global E&C group in 2006.”

     Foster Wheeler's Global Power Group reported the following results for the first quarter of 2006, compared with the first quarter of 2005:
• Operating revenues increased by 16 percent to $222.7 million, up from $192.4 million;
• EBITDA decreased by 53 percent to $13.8 million from $29.6 million;
• New orders increased by 132 percent to $414.2 million, up from $178.4 million; and
• Backlog nearly doubled, increasing to $1.2 billion, up from $613.6 million.
     “I am pleased that the markets served by our Global Power Group have strengthened and that we have been able to deliver a material increase in backlog since the year-ago quarter,” said Raymond J. Milchovich. “In terms of EBITDA, two factors have impacted our Global Power Group’s EBITDA performance during the first quarter of 2006, compared with the same period last year. First, the majority of the decrease was attributable to a shift in the Group’s contract portfolio, in terms of product mix and project cycle. We received significant new contract awards during the second half of 2005. Typically, these awards will earn less contract profit in their early stages and will earn more contract profit later in their project life cycle. As a result, we anticipate increased levels of contract profit potential from these contracts as we progress through the year. Second, a portion of the decrease resulted from a level of under-performance from project operations in our European Power operating unit during the quarter. We have already implemented significant improvements in the performance of this operating unit and one of our top priorities going forward is to drive further material improvements in this unit’s future performance.”

Worldwide cash and domestic liquidity
As of March 31, 2006, total cash and short-term investments were $425.6 million, compared with $372.7 million at the end of the fourth quarter of 2005, and $333.2 million at the end of the first quarter of 2005. Of the $425.6 million at quarter-end 2006, $303.0 million was held by non-U.S. subsidiaries. Adjusting for the $75.3 million proceeds from the exercise of warrants, which the Company is using to reduce debt, the cash balance at the end of the first quarter of 2006 decreased by $22.4 million, compared with year-end 2005. This decrease was due primarily to a build-up in net working capital requirements as a result of the increasing volume of reimbursable business and the funding by the Company of $16.4 million of its asbestos liabilities while active settlement negotiations with unsettled insurers continue.

Earnings Per Share
Although the Company reported net earnings of $14.6 million for the first quarter of 2006, it also reported a basic and diluted loss per share attributable to common shareholders of 8 cents. A loss per share occurred because net earnings equal to the market value of the inducement common shares issued to warrant holders who participated in the January 2006 warrant offers were allocated to those warrant holders prior to calculating earnings/(loss) per share for all common shareholders. The priority earnings allocated to warrant holders equal 31 cents per basic share and apply only when calculating earnings/(loss) per share. Excluding this allocation, the Company would have earned 23 cents per basic share for the first quarter of 2006. This allocation has no impact on net earnings or shareholders’ rights.

SFAS No. 123R
Foster Wheeler adopted the provisions of SFAS No. 123R, “Share-Based Payment,” on the first day of fiscal year 2006, using the modified prospective transition method and, therefore, results for prior periods have not been restated. The Company’s first-quarter 2006 results include pre- and after-tax expenses of $1.8 million, or 3 cents per basic share, as a result of the adoption of this standard.

Tax Provision
The Company’s first-quarter 2006 consolidated tax provision was $16.3 million on consolidated pre-tax income of $30.9 million. This tax provision includes a $7.6 million reserve against tax benefits generated primarily by the expenses of the Company’s domestic Corporate and Financial Services group. The tax reserve is required pursuant to SFAS No. 109, “Accounting for Income Taxes.” The inability to recognize fully these tax benefits for financial reporting purposes increases the Company’s consolidated book tax provision and its consolidated effective tax rate. Had the tax benefits been fully recognized, the Company’s consolidated effective tax rate would have been approximately 28 percent. This effective tax rate of 28 percent is in line with the effective cash tax rate which would result from the Company’s estimate of total cash tax payment requirement in 2006.

Calculation of EBITDA
Management uses several financial metrics to measure the performance of the Company's business segments. EBITDA is a supplemental, non-generally accepted accounting principle (GAAP) financial measure. The Company presents EBITDA because it believes it is an important supplemental measure of operating performance. A reconciliation of EBITDA, a non-GAAP financial measure, to net income, a GAAP measure, is attached with the Company's financial data.
The Company believes that the line item on its consolidated statement of operations entitled "net income" is the most directly comparable GAAP measure to EBITDA. Since EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance.
EBITDA, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company's ability to fund its cash needs. As EBITDA excludes certain financial information compared with net income, the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions which are excluded.
The Company's non-GAAP performance measure, EBITDA, has certain material limitations as follows:

It does not include interest expense. Because the Company has borrowed substantial amounts of money to finance some of its operations, interest is a necessary and ongoing part of its costs and has assisted it in generating revenue. Therefore, any measure that excludes interest expense has material limitations;

It does not include taxes. Because the payment of taxes is a necessary and ongoing part of the Company's operations, any measure that excludes taxes has material limitations;

It does not include depreciation. Because the Company must utilize substantial property, plant and equipment in order to generate revenues in its operations, depreciation is a necessary and ongoing part of its costs. Therefore any measure that excludes depreciation has material limitations.

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06-126

Notes to Editor:

1. Consolidated Statements, including reconciliation of EBITDA, follow.

2.    All prior period share and per share data have been revised to reflect the capital share alterations approved by the Company's shareholders on November 29, 2004. The capital share alterations included, among other things, a one-for-twenty reverse common share split and a reduction in the par value of both the common and preferred shares from $1.00 par value to $0.01 par value.

3.
Foster Wheeler will conduct a conference call with analysts today, May 10, at 11:00 a.m. (Eastern). The call will be accessible to the public by telephone or Webcast. To listen to the call by telephone in the United States, dial 888-262-9189 (conference I.D. No. 7320845) approximately ten minutes before the call. International access is available by dialing 973-582-2729 (conference I.D. No. 7320845). The conference call will also be available over the Internet at www.fwc.com or through StreetEvents at www.streetevents.com. A replay of the call will be available on the Company's Web site as well as by telephone. To listen to the replay by telephone, dial 877-519-4471 or 973-341-3080 (replay pass code 7320845# required) starting one hour after the conclusion of the call through 8:00 p.m. (Eastern) on Wednesday, May 24, 2006. The replay can also be accessed on the Company's Web site for two weeks following the call.

4.
Foster Wheeler Ltd. is a global company offering, through its subsidiaries, a broad range of engineering, procurement, construction, manufacturing, project development and management, research and plant operation services. Foster Wheeler serves the refining, upstream oil and gas, LNG and gas-to-liquids, petrochemical, chemicals, power, pharmaceuticals, biotechnology and healthcare industries. The corporation is based in Hamilton, Bermuda, and its operational headquarters are in Clinton, New Jersey, USA. For more information about Foster Wheeler, visit our Web site at www.fwc.com.

5.	Safe Harbor Statement
This news release contains forward-looking statements that are based on management’s assumptions, expectations and projections about the Company and the various industries within which the Company operates. These include statements regarding the Company’s expectations regarding revenues (including as expressed by its backlog), liquidity, the outcome of litigation and legal proceedings and recoveries from customers for claims, and the costs of current and future asbestos claims, and the amount and timing of related insurance recoveries. Such forward-looking statements by their nature involve a degree of risk and uncertainty. The Company cautions that a variety of factors, including but not limited to the factors described under the heading “Business—Risk Factors of the Business” in the Company’s most recent annual report on Form 10-K and the following, could cause the Company’s business conditions and results to differ materially from what is contained in forward-looking statements: changes in the rate of economic growth in the United States and other major international economies, changes in investment by the power, oil and gas, pharmaceutical, chemical/petrochemical and environmental industries, changes in the financial condition of customers, changes in regulatory environment, changes in project design or schedules, contract cancellations, changes in estimates made by the Company of costs to complete projects, changes in trade, monetary and fiscal policies worldwide, currency fluctuations, war and/or terrorist attacks on facilities either owned or where equipment or services are or may be provided, outcomes of pending and future litigation, including litigation regarding our liability for damages and insurance coverage for asbestos exposure, protection and validity of patents and other intellectual property rights, increasing competition by foreign and domestic companies, compliance with debt covenants, recoverability of claims against customers and others, changes in estimates used in critical accounting policies. Other factors and assumptions not identified above were also involved in the formation of these forward-looking statements and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. Most of these factors are difficult to predict accurately and are generally beyond the Company’s control. You should consider the areas of risk described above in connection with any forward-looking statements that may be made by the Company. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures the Company makes in proxy statements, quarterly reports on Form 10-Q, annual reports on Form 10-K and current reports on Form 8-K filed with the Securities and Exchange Commission.

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Contacts:
Media Contact:	Maureen Bingert	908-730-4444
Investor Contact:	John Doyle	908-730-4270
Other Inquiries:		908-730-4000

Foster Wheeler Ltd. and Subsidiaries
Consolidated Statement of Operations - Summary
(in thousands of dollars, except share data and per share amounts)

	Three months ended
	March 31, 2006	April 1, 2005

Unfilled orders	$4,553,367	$1,914,455
New orders booked	1,529,401	460,005

Operating revenues	645,842	523,065
Cost of operating revenues	(563,817)	(445,957)
Contract profit	82,025	77,108

Selling, general & administrative expenses	(51,846)	(55,217)
Other income	15,755	12,510
Other deductions	(7,479)	(9,433)
Interest expense	(7,947)	(14,748)
Minority interest	389	(1,009)

Income before income taxes	30,897	9,211
Provision for income taxes	(16,266)	(7,971)
Net income	14,631	1,240

Other comprehensive income:
Foreign currency translation adjustment	1,650	1,708
Minimum pension liability adjustment	(538)	-
Net comprehensive income	$15,743	$2,948

(Loss)/earnings per common share (see Note):
Basic	$(0.08)	$0.03
Diluted	$(0.08)	$0.02

Shares Outstanding:
Weighted-average number of common shares outstanding for basic (loss)/earnings per common share	63,069,436	41,753,245

Weighted-average number of common shares outstanding for diluted (loss)/earnings per common share	63,069,436	48,099,092

(Loss)/earnings for per common share calculations:
Net income	$14,631	$1,240
Net income allocated to preferred shareholders	-	(66)
Fair value of additional shares issued as part of warrant offers	(19,445)	-
Net (loss)/income attributable to common shareholders	$(4,814)	$1,174

Foster Wheeler Ltd. and Subsidiaries
Major Business Groups
(in thousands of dollars)

	Three months ended
	March 31, 2006	April 1, 2005
Engineering and Construction
Unfilled orders	$3,392,661	$1,300,925
New orders booked	1,115,212	281,601
Operating revenues	423,153	330,680
EBITDA	54,959	26,388
Less: Interest expense	(2,847)	(3,476)
Less: Depreciation/amortization	(1,843)	(1,832)
Earnings before income taxes	50,269	21,080
Provision for income taxes	(15,492)	(5,910)
Net earnings	34,777	15,170

Global Power Group
Unfilled orders	1,160,706	613,542
New orders booked	414,161	178,392
Operating revenues	222,660	192,381
EBITDA	13,825	29,572
Less: Interest expense	(6,413)	(7,085)
Less: Depreciation/amortization	(4,868)	(4,985)
Earnings before income taxes	2,544	17,502
Provision for income taxes	(2,045)	(7,397)
Net earnings	499	10,105

Corporate and Financial Services (1)
Unfilled orders	0	(12)
New orders booked	28	12
Operating revenues	29	4
EBITDA	(22,890)	(24,777)
Add/Less: Eliminations / (interest expense)	1,313	(4,187)
Less: Depreciation/amortization	(339)	(407)
Loss before income taxes	(21,916)	(29,371)
Benefit for income taxes	1,271	5,336
Net loss	(20,645)	(24,035)

Consolidated
Unfilled orders	4,553,367	1,914,455
New orders booked	1,529,401	460,005
Operating revenues	645,842	523,065
EBITDA	45,894	31,183
Less: Interest expense	(7,947)	(14,748)
Less: Depreciation/amortization	(7,050)	(7,224)
Earnings before income taxes	30,897	9,211
Provision for income taxes	(16,266)	(7,971)
Net earnings	$14,631	$1,240

(1) Includes intersegment eliminations

Foster Wheeler Ltd. and Subsidiaries
Consolidated Balance Sheet
(in thousands of dollars)

	March 31,	December 30,
ASSETS	2006	2005
Current Assets:
Cash and cash equivalents	$407,284	$350,669
Accounts and notes receivable, net	371,124	320,600
Contracts in process	166,631	139,328
Prepaid, deferred and refundable income taxes	19,421	20,999
Other current assets	28,201	19,927
Total current assets	992,661	851,523

Land, buildings and equipment, net	256,833	258,672
Restricted cash	18,334	21,994
Notes and accounts receivable – long-term	5,492	5,076
Investment and advances	171,844	168,193
Goodwill, net	51,100	50,982
Other intangible assets, net	63,485	64,066
Asbestos-related insurance recovery receivable	318,255	321,008
Other assets	98,470	98,621
Deferred income taxes	55,372	54,571
TOTAL ASSETS	$2,031,846	$1,894,706

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Current installments on long-term debt	$17,547	$21,459
Accounts payable	203,891	233,815
Accrued expenses	295,975	300,457
Billings in excess of costs and estimated earnings on uncompleted contracts	485,106	410,676
Income taxes	41,785	31,157
Total current liabilities	1,044,304	997,564

Long-term debt	294,887	293,953
Deferred income taxes	39,893	37,406
Pension, postretirement and other employee benefits	268,900	269,147
Asbestos-related liability	447,953	466,163
Other long-term liabilities and minority interest	172,179	168,934
Deferred accrued interest on subordinated deferrable interest debentures	2,893	2,697
Commitments and contingencies
TOTAL LIABILITIES	2,271,009	2,235,864

Shareholders' Deficit:
Preferred shares	0	0
Common shares	666	575
Paid-in capital	1,265,321	1,187,518
Accumulated deficit	(1,191,466)	(1,206,097)
Accumulated other comprehensive loss	(313,684)	(314,796)
Unearned compensation	0	(8,358)
TOTAL SHAREHOLDERS’ DEFICIT	(239,163)	(341,158)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$2,031,846	$1,894,706